Exhibit 99.1

Evolution Petroleum Announces Closing of Acquisition of Natural Gas Assets in Wyoming's Jonah Field and Upcoming Investor Call

HOUSTON, TX / ACCESSWIRE / April 4, 2022 / Evolution Petroleum (NYSE American: EPM) ("Evolution" or the "Company") announced today that its transaction to acquire non-operated natural gas assets in the Jonah Field in Sublette County, Wyoming (the "Transaction") from privately-owned Exaro Energy III, LLC ("Exaro") closed on April 1, 2022. The net purchase price for the Transaction was $26.2 million, including customary preliminary purchase price and closing adjustments, as well as exercised preferential rights, based on an effective date of February 1, 2022. The Company's management team plans to discuss its recent acquisitions on an investor call on Wednesday April 6, 2022.

Transaction Highlights

•Provides immediate accretive cash flow, product diversity, increased scale, and extended dividend support with minimal incremental overhead;
•Increases pro forma net daily production by 37% to approximately 8,000 barrels of oil equivalent per day(1);
•Evaluated solely on proved developed producing ("PDP") reserves based on forward prices substantially below current levels;
•Adds approximately 38 billion cubic feet of natural gas equivalent of long-life PDP reserves(2);
•Field has access to multiple attractive markets, including west to the Opal market hub and optionality to flow to eastern markets;
•Operated since 2014 by Jonah Energy LLC ("Jonah Energy"), a top-tier, responsible, and established operator in the region; and
•Transaction funded from cash on hand and $17 million of borrowings under the Company's existing senior credit facility.

The acquisition includes an average net working interest of 19.6% and an average net revenue interest of 14.9% in 595 producing wells and 956 net acres. Current estimated net daily production from the asset is approximately 10.8 million cubic feet of natural gas, 120 barrels of natural gas liquids, and 112 barrels of oil. With the incremental debt, the Company's ratio of debt to pro forma annualized Adjusted EBITDA(3) remains well below the targeted level of one times.

Management Comments

"We are pleased to successfully close on another accretive transaction - the acquisition of non-operated natural gas assets in the prolific and long-life Jonah Field in Wyoming," said Jason Brown, President and Chief Executive Officer. "The Company has a clear strategy based on evaluating and executing accretive transactions that meet stringent criteria while keeping debt levels at a conservative level. We remain focused on securing incremental long-life and low-decline reserves that generate strong cash flow, further supporting the long-term strategy of providing a meaningful return of capital to shareholders through a quarterly cash dividend program that has been in place for more than eight years. We are especially pleased to partner with Jonah Energy, a proven operator that is highly regarded."

Brown continued, "In 2022 Evolution has executed two strategic acquisitions that have substantially evolved its commodity product mix, expanded its asset footprint, strengthened future cash flow generation, and added inventory of low-risk development drilling. As a result, we have been able to restore our cash dividend back to the pre-pandemic level while substantially increasing free cash flow to rapidly pay down our modest amount of outstanding debt and fund development drilling of our proved undeveloped location inventory in the Williston Basin. We appreciate the continued support of shareholders as we integrate these properties into the Company and extend dividend support for the next decade. Going forward, our priorities will be the evaluation and execution on additional targeted transactions that complement our portfolio, as well as conservative development of existing assets that further support meaningful ongoing cash return of capital to shareholders."

Presentation and Discussion

Evolution will host an investor call on Wednesday April 6, 2022 at 2 p.m. Eastern to discuss its recent acquisitions in both the Jonah Field and the Williston Basin and answer any questions. A presentation will be posted on the Company's website under the Investors section on Wednesday morning ahead of the call: www.evolutionpetroleum.com.

Details for the conference call are as follows:

Date: Wednesday April 6, 2022
Time: 2:00 p.m. Eastern (1:00 p.m. Central)
Participant Numbers: Provide participant access code of 957641 after dialing:
888-506-0062 (Toll free United States & Canada)
973-528-0011 (International)

To listen live via webcast, click the link https://www.webcaster4.com/Webcast/Page/2188/45157 or go to the Company's website at www.evolutionpetroleum.com. An audio replay will be available on Evolution's website following the call. An audio replay will also be available two hours after the end of the conference call through May 6, 2022 and will be accessible by dialing 877-481-4010 (Toll free United States & Canada); 919-882-2331 (International) with the replay pin number of 45157.

About Evolution Petroleum

Evolution Petroleum Corporation is an oil and natural gas company focused on delivering a sustainable dividend yield to its shareholders through the ownership, management, and development of producing oil and natural gas properties onshore in the United States. The Company's long-term goal is to build a diversified portfolio of oil and natural gas assets primarily through acquisition, while seeking opportunities to maintain and increase production through selective development, production enhancement, and other exploitation efforts on its properties. Our assets include our non-operated interests in the Barnett Shale in North Texas, a CO2 enhanced oil recovery project in Louisiana's Delhi Field, a secondary recovery project in Wyoming's Hamilton Dome Field, and the recently acquired properties in the Williston Basin in North Dakota and Jonah Field in Wyoming. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at http://www.evolutionpetroleum.com.

Cautionary Statement

All forward-looking statements contained in this press release regarding current expectations, potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although our expectations are based on business, engineering, geological, financial, and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Company Contacts

Jason Brown, President & CEO
Ryan Stash, SVP & CFO
(713) 935-0122
JBrown@evolutionpetroleum.com
RStash@evolutionpetroleum.com

Notes:

(1) Pro forma production estimate based on average six months ended 12/31/2021.
(2) Reserves calculations are based on Company-engineered reserves estimates as of 2/1/2022 at fixed 12/31/2021 SEC prices of $3.64/MMBTU and $66.55/barrel.
(3) Adjusted EBITDA is Earnings Before Interest, Taxes, Depreciation and Amortization and is a non-GAAP financial measure. The Company defines Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion and amortization (DD&A), stock-based compensation, other amortization and accretion, ceiling test impairment and other impairments, unrealized loss (gain) on change in fair value of derivatives, and other non-cash expense (income) items.